EXHIBIT 99.1
ParkOhio Announces First Quarter 2021 Results

•Revenue of $360 million
•GAAP EPS of $0.45; Adjusted EPS of $0.53
•Operating Cash Flows of $10 million
•Increased Liquidity to $264 million at March 31, 2021
•Completed the Acquisition of NYK Component Solutions

CLEVELAND, OHIO, May 4, 2021 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the first quarter of 2021.

FIRST QUARTER CONSOLIDATED RESULTS
Net sales were $359.6 million in the first quarter of 2021 compared to net sales of $366.3 million in the first quarter of 2020. Net income attributable to ParkOhio common shareholders was $5.5 million, or $0.45 per diluted share, in the first quarter of 2021, compared to $1.2 million, or $0.10 per diluted share, in the first quarter of 2020. Results in 2020 included an effective income tax rate of 81% driven by deductions and foreign tax credits that could not be claimed in 2020 or carried forward. The impact of these items on our first quarter 2020 income tax expense was an increase of $3.7 million, or $0.30 per diluted share. On an adjusted basis, net income attributable to ParkOhio common shareholders was $0.53 per diluted share in the 2021 first quarter compared to $0.13 per diluted share in the 2020 first quarter. Please refer to the table that follows for a reconciliation of net income to adjusted earnings.
Matthew V. Crawford, Chairman, Chief Executive Officer and President, stated, “Our business rebounded strongly during the first quarter returning to pre-pandemic levels. Robust demand in most markets accelerated throughout the quarter, and while the COVID-19 pandemic continues to provide an uncertain backdrop to the economy, we anticipate improvement throughout the year. Additionally, we are pleased with the substantial reduction in debt compared to a year ago. Finally, we are excited to have completed the strategic acquisition of NYK for our Apollo Aerospace division of Supply Technologies.”
We generated $9.9 million of operating cash flows and $3.3 million of free cash flow in the quarter. At March 31, 2021, our liquidity was $264.4 million, which included cash on-hand of $58.9 million and $205.5 million of unused borrowing capacity under our various banking arrangements.
QUARTERLY CASH DIVIDEND
-more-

The Company's Board of Directors declared a quarterly cash dividend of $0.125 per share on the common stock outstanding, to be paid on May 21, 2021, to shareholders of record as of the close of business on May 7, 2021.
FIRST QUARTER SEGMENT RESULTS
In Supply Technologies, net sales were $157.7 million, up 12% year-over-year driven by strong customer demand in the majority of our end markets, including power sports, heavy-duty truck, medical, automotive and defense. Our average daily sales in our supply chain management business increased 14% year-over-year and 11% sequentially despite continued slow recovery in the commercial aerospace end market. Operating income in this segment increased by $3.0 million in the first quarter of 2021 compared to the first quarter a year ago, and operating margins increased by 120 basis points, both driven by the higher sales levels and the favorable impact of cost-reduction actions implemented in 2020, despite higher levels of premium freight caused by global supply chain constraints. We expect the strong overall customer demand to continue throughout 2021 as the majority of our end markets fully recover from the global pandemic.
In Assembly Components, net sales were $126.0 million compared to $128.2 million the same quarter a year ago. While sales levels continue their steady recovery from pandemic lows of $55 million in the second quarter of 2020, they were negatively impacted in the first quarter of 2021 by temporary customer plant shut-downs caused by weather-related issues and demand volatility caused by semiconductor chip shortages affecting certain automotive platforms. Segment operating income was $6.4 million in the first quarter of 2021, up slightly compared to the first quarter a year ago, and operating margin increased by 20 basis points in spite of the lower sales levels in the 2021 quarter. The improvement in profitability in the three months ended March 31, 2021 compared to the same quarter a year ago was driven by benefits of cost reduction actions, which more than offset higher manufacturing costs caused by demand volatility and one-time charges of $0.6 million to close and consolidate certain facilities. Also, we continue to launch several new products that we expect will positively impact sales in future quarters, primarily in our fuel and extruded products businesses. The global semiconductor chip shortage, which caused many of our customers’ plants to shut-down in the first quarter, is expected to continue. Although it is difficult to project the full year impact at this time, we estimate that the sales impact in the second quarter will be approximately $10 million based on current customer shut-down schedules.
In Engineered Products, net sales were $75.9 million compared to $97.3 million in last year's first quarter and $86.0 million in the fourth quarter of 2020. The first quarter results in this segment continued to be affected by the slow recovery in our key end markets, most notably in our forged and machined products group, which supplies products to the aerospace, oil and gas, steel and rail end markets. We incurred an operating loss of $1.3 million in the 2021 quarter, compared to operating income of $3.8 million in last year’s first quarter, which was driven by the lower sales levels and one-time charges of $0.7 million to consolidate certain facilities. We expect volumes to improve throughout the remainder of 2021 as markets we serve recover from pandemic lows. In our industrial equipment business, order activity continues to strengthen. In the first quarter, new orders increased 38% over fourth quarter 2020 levels.
ACQUISITION OF NYK COMPONENT SOLUTIONS LIMITED
On April 1, 2021, the Company acquired NYK Component Solutions Limited (“NYK”). NYK, which will be included in our Supply Technologies segment, is headquartered in Southampton, United Kingdom and is a leading distributor of circular connectors and accessories for use in aerospace, defense, and other industrial applications. NYK will provide complementary product lines and new customer opportunities throughout Europe and North America. We expect annual sales from NYK to exceed $10 million and the acquisition to be immediately accretive to earnings.
CONFERENCE CALL

A conference call reviewing ParkOhio’s first quarter 2021 results will be broadcast live over the Internet on Wednesday, May 5, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 120 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.
This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the ultimate impact the COVID-19 pandemic has on our business, results of operations, financial position and liquidity; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; public health issues, including the outbreak of COVID-19 and its impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2021	2020
	(In millions, except per share data)
Net sales	$359.6	$366.3
Cost of sales	307.6	312.4
Gross profit	52.0	53.9
Selling, general and administrative expenses	39.7	40.9
Operating income	12.3	13.0
Other components of pension income and other postretirement benefits expense, net	2.4	1.8
Interest expense, net	(7.4)	(8.0)
Income before income taxes	7.3	6.8
Income tax expense	(1.9)	(5.5)
Net income	5.4	1.3
Net loss (income) attributable to noncontrolling interests	0.1	(0.1)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$5.5	$1.2

Income per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic	$0.46	$0.10
Diluted	$0.45	$0.10
Weighted-average shares used to compute income per share:
Basic	12.0	12.2
Diluted	12.3	12.3

Dividends per common share	$0.125	$0.125

Other financial data:
EBITDA, as defined	$27.2	$25.5

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted income is a non-GAAP financial measure that the Company is providing in this press release. Adjusted income is net income calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted income to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net income. Adjusted income is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income calculated in accordance with GAAP. Adjusted income herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to adjusted income:

	Three Months Ended March 31,
	2021		2020
	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$5.5	$0.45	$1.2	$0.10
Adjustments:
Plant closure and consolidation, severance and related costs	1.3	0.10	0.4	0.03
Loss on sale of asset	—	—	0.1	0.01
Tax effect of above adjustments	(0.3)	(0.02)	(0.1)	(0.01)
Adjusted earnings	$6.5	$0.53	$1.6	$0.13

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income (loss) attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and to calculate its debt service coverage ratio under its current revolving credit facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended March 31,
	2021	2020
	(In millions)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$5.5	$1.2
Add back:
Interest expense, net	7.4	8.0
Income tax expense	1.9	5.5
Depreciation and amortization	9.4	8.9
Stock-based compensation expense	1.6	1.4
Plant closure and consolidation, severance and related costs	1.3	0.4
Other	0.1	0.1
EBITDA, as defined	$27.2	$25.5

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2021	December 31, 2020
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$58.9	$55.0
Accounts receivable, net	247.8	248.1
Inventories, net	333.4	310.9
Prepaid and other current assets	89.1	92.4
Total current assets	729.2	706.4
Property, plant and equipment, net	234.9	236.6
Operating lease right-of-use assets	67.1	68.6
Goodwill	110.0	110.9
Intangible assets, net	84.1	86.8
Other long-term assets	92.9	91.2
Total assets	$1,318.2	$1,300.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$177.7	$166.7
Current portion of long-term debt and short-term debt	8.6	11.6
Current portion of operating lease liabilities	13.1	12.9
Accrued expenses and other	120.5	115.9
Total current liabilities	319.9	307.1
Long-term liabilities, less current portion:
Long-term debt	523.6	517.8
Long-term operating lease liabilities	54.8	56.7
Other long-term liabilities	60.8	61.0
Total long-term liabilities	639.2	635.5
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	346.6	344.2
Noncontrolling interests	12.5	13.7
Total equity	359.1	357.9
Total liabilities and shareholders' equity	$1,318.2	$1,300.5

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2021	2020
	(In millions)
OPERATING ACTIVITIES
Net income	$5.4	$1.3
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	9.4	8.9
Stock-based compensation expense	1.6	1.4
Changes in operating assets and liabilities:
Accounts receivable	(1.4)	8.1
Inventories	(22.9)	(7.3)
Prepaid and other current assets	2.2	(4.9)
Accounts payable and accrued expenses	17.1	(9.5)
Other	(1.5)	(1.9)
Net cash provided (used) by operating activities	9.9	(3.9)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(6.6)	(4.9)
Proceeds from sale of an asset	—	1.4
Net cash used by investing activities	(6.6)	(3.5)
FINANCING ACTIVITIES
Proceeds from revolving credit facility, net	5.7	15.5
Payments on other debt	(2.8)	(2.3)
Proceeds from other debt	1.8	0.2
(Proceeds from) payments on finance lease facilities, net	(1.5)	0.6
Dividends	(1.6)	(1.6)
Purchases of treasury shares	—	(2.1)
Payments of withholding taxes on share awards	(0.1)	(0.1)
Net cash provided by financing activities	1.5	10.2
Effect of exchange rate changes on cash	(0.9)	(2.0)
Increase in cash and cash equivalents	3.9	0.8
Cash and cash equivalents at beginning of period	55.0	56.0
Cash and cash equivalents at end of period	$58.9	$56.8
Interest paid	$1.1	$1.5
Income taxes paid	$1.8	$0.8

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended March 31,
	2021	2020
	(In millions)
Net sales:
Supply Technologies	$157.7	$140.8
Assembly Components	126.0	128.2
Engineered Products	75.9	97.3
	$359.6	$366.3
Segment operating income (loss):
Supply Technologies	$12.2	$9.2
Assembly Components	6.4	6.3
Engineered Products	(1.3)	3.8
Total segment operating income	17.3	19.3
Corporate costs	(5.0)	(6.3)
Operating income	12.3	13.0
Other components of pension income and other postretirement benefits expense, net	2.4	1.8
Interest expense, net	(7.4)	(8.0)
Income before income taxes	$7.3	$6.8

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Free cash flow is a non-GAAP financial measure that the Company is providing in this press release. Free cash flow is calculated as net cash provided by operating activities minus purchases of property, plant and equipment. The Company presents this non-GAAP financial measure because management uses free cash flow to assess the Company's performance and allocate its capital for various purposes. Free cash flow is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, cash flow calculated in accordance with GAAP. Free cash flow herein may not be comparable to similarly titled measures of other companies. The following table reconciles net cash provided by operating activities to free cash flow:

Three Months Ended March 31, 2021
(In millions)
Net cash provided by operating activities	$9.9
Purchases of property, plant and equipment	(6.6)
Free cash flow	$3.3